SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (As permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

HOOPER HOLMES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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HOOPER HOLMES, INC.

170 Mt. Airy Road

Basking Ridge, New Jersey 07920

May 1, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 annual meeting of shareholders of Hooper Holmes, Inc. which will be held on Tuesday, May 23, 2006, at our corporate headquarters located at 170 Mt. Airy Road, Basking Ridge, New Jersey. The meeting will start at 11:00 a.m. At the meeting, you will be asked to:

•	elect three directors, each to serve on the Company’s Board of Directors for a three-year term or until his successor is elected and qualified; and

•	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

In addition, we will include a discussion of our operations. We hope you will be able to attend and participate in the meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you may vote your shares by proxy card or in person at the meeting.

On behalf of our officers and directors, I wish to thank you for your continued support and interest in Hooper Holmes, Inc.

Sincerely,

Benjamin A. Currier
Chairman of the Board

HOOPER HOLMES, INC.

170 Mt. Airy Road

Basking Ridge, New Jersey 07920

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

to be held Tuesday, May 23, 2006

To:	Shareholders of Hooper Holmes, Inc., a New York corporation

Date:	Tuesday, May 23, 2006

Time:	11:00 a.m. EDT

Place:	Corporate Headquarters
Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, New Jersey 07920

Items of Business:	1. Elect three directors, each to serve on the Company’s Board of Directors for a three-year term or until his successor is elected and qualified; and

2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

These items of business are more fully described in the proxy statement accompanying this notice.

Record Date:	Our Board of Directors has fixed the close of business on April 7, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

Annual Report:	Our 2005 annual report to shareholders, which includes our annual report on Form 10-K for the 2005 fiscal year, is enclosed, though it is not part of this proxy solicitation.

It is important that your shares be represented and voted at the meeting. Shareholders of record may vote in one of two ways:

•	complete, sign, and return the enclosed proxy card; or

•	cast your ballot at the meeting.

Even if you plan to attend the annual meeting, we would appreciate receiving your voting instructions before that date. If your shares are held in the name of a bank, broker or other holder of record, you should receive instructions to follow for your shares to be voted. Your proxy may be revoked at any time either before or at the annual meeting.

By Order of the Board of Directors

Robert William Jewett
Secretary

May 1, 2006

Please sign the enclosed proxy and return it promptly in the envelope enclosed which requires no postage if mailed in the United States.

HOOPER HOLMES, INC.

170 Mt. Airy Road

Basking Ridge, New Jersey 07920

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MAY 23, 2006

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Hooper Holmes, Inc., a New York corporation (which we sometimes refer to as “Hooper Holmes,” the “Company,” “we,” “us” or “our”), is sending this proxy statement, proxy card and other proxy materials to you on or about April 28, 2006, in connection with our solicitation of proxies for use at the Company’s 2006 annual meeting of shareholders. The meeting is scheduled to take place on Tuesday, May 23, 2006 at the Company’s headquarters located at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920.

The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. Our 2005 annual report on Form 10-K is also enclosed.

Q:	Who is paying for this solicitation?

A:	We are paying for the solicitation of proxies, including the cost of preparing, printing and mailing this proxy statement, the proxy card and any additional information furnished to shareholders in connection with the matters to be voted on at the annual meeting. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others for forwarding to the beneficial owners. We will reimburse persons representing beneficial owners for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners. The solicitation of proxies through this proxy statement may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other of our employees for their services in soliciting proxies.

Q:	What proposals will be voted on at the meeting?

A:	There are two proposals scheduled to be voted on at the meeting:

•	the election of three director nominees, each to serve on the Company’s Board of Directors for a three-year term or until his successor is elected and qualified

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006

Q:	What shares owned by me can be voted?

A:	All shares of the Company’s common stock, $0.04 par value per share, owned by you as of the close of business on April 7, 2006, the record date for the determination of shareholders entitled to notice of, and the right to vote at, the meeting (the “Record Date”), may be voted by you. These shares include those:

1)	held directly in your name as the shareholder of record; and

2)	held for you as the beneficial owner through a stockbroker, bank or other nominee.

At the close of business on the Record Date, we had approximately 66,210,000 shares of common stock outstanding and entitled to vote. Each holder of record of our shares of common stock outstanding on the Record Date will be entitled to one vote for each share held on all matters to be voted on at the annual meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

If your shares are registered directly in your name with the Company’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the transfer agent on behalf of the Company. As the shareholder of record, you have the right to grant your proxy to the Company or to vote in person at the meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and also are invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the meeting and vote in person, please mark the box on the voting instruction card and return it to your broker or nominee so that you receive a legal proxy to present at the meeting.

Q:	How can I vote my shares at the meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Shares beneficially owned may be voted by you if you receive and present at the meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the annual meeting, we recommend that you also return your completed proxy card so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote “FOR” each of the director nominees for the Board and “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Q:	What is the quorum for the meeting?

A:	In accordance with the Company’s bylaws, the presence in person or by proxy of a majority of the shares of our common stock issued and outstanding and entitled to vote on the Record Date is required for a quorum at the annual meeting. All shares that are voted “FOR” or “AGAINST” any matter, votes that are “WITHHELD” for Board nominees, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.

“Broker non-votes” includes shares for which a bank, broker or other nominee (i.e., record) holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter. Under the rules that govern brokers who are record owners of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote such uninstructed shares on non-routine matters. The proposals to be voted upon at the annual meeting are considered routine matters.

If we do not have a quorum at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If, in accordance with our bylaws, a majority of the shareholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting.

Q:	How may I vote on the matters to be voted on at the meeting?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the proposal regarding the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you sign your proxy card without indicating your vote on the proposals, your shares will be voted in accordance with the recommendations of the Board.

Q:	What vote is required with respect to the matters before the shareholders at the annual meeting?

A:	Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote. The three nominees receiving the greatest number of votes cast will be elected. Accordingly, votes that are “WITHHELD” will not have an effect on the outcome of the vote.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the meeting will be required to approve the proposal relating to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

Under the laws of the State of New York, our state of incorporation, “votes cast” at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Although they are considered in determining the presence of a quorum, abstentions and broker non-votes will not be considered “votes cast” and, accordingly, will have no effect on the outcome of the vote on the proposals presented to the shareholders at the annual meeting.

All votes will be tabulated by a representative of the inspector of elections appointed for the annual meeting. This representative will separately tabulate affirmative and negative votes, abstentions and broker-non-votes. Registrar and Transfer Company has been appointed as the inspector of elections for the annual meeting.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the meeting. For shares held directly in your name, you may accomplish this by (i) executing and submitting a revised proxy that is properly signed and bears a later date, (ii) sending a properly signed written notice to our Secretary, or (iii) attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you have instructed a broker, trustee or other nominee to vote your shares, you must follow the directions received from your broker, trustee or other nominee to change those instructions.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How can I attend the meeting?

A:	You may attend the meeting if you are listed as a shareholder of record as of the Record Date and bring proof of identification. If you hold your shares through a broker or other nominee, you will need to provide proof of ownership by bringing either a copy of a brokerage statement showing your share ownership as of the Record Date or a legal proxy if you wish to vote your shares in person at the meeting. In addition to the items above, you should bring proof of identification.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2006.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned to the Company and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except (1) as needed to permit the Company to tabulate and certify the vote, (2) as required by law, or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Q:	Can I vote on other matters?

A:	Our bylaws limit the matters presented at the annual meeting to those in the notice of the meeting and those otherwise properly brought before the meeting. We do not expect any other matter to come before the meeting. If any other matters are presented at the meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

Annual Report to Shareholders

A copy of Hooper Holmes, Inc.’s annual report to shareholders, which includes its annual report on Form 10-K for the 2005 fiscal year, accompanies this proxy statement. Shareholders may also obtain, free of charge, a copy of the 2005 Form 10-K, without exhibits, by writing to Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, Attention: Corporate Secretary. The annual report on Form 10-K is also available through Hooper Holmes’ website at www.hooperholmes.com. The annual report on Form 10-K does not constitute proxy soliciting materials.

Householding

The rules of the Securities and Exchange Commission (SEC) allow delivery of a single proxy statement and annual report to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the proxy statement and annual report, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as the Company’s expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one proxy statement and annual report. If you prefer to receive separate copies of the Company’s proxy statement or annual report, either now or in the future, the Company will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to the Company by mail at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, attention: Corporate Secretary, or by telephone at (908) 953 -6285 . If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact the Company at the same address or telephone number.

CORPORATE GOVERNANCE

Hooper Holmes is committed to sound principles of corporate governance that promote honest, responsible and ethical business practices. The Company’s corporate governance policies and practices are actively reviewed and evaluated by the Board of Directors and the Governance and Nominating Committee of the Board.

Our Code of Conduct and Ethics and the charters for each of our Board committees are posted on our website at www.hooperholmes.com. Printed copies of these documents are also available to shareholders upon written request directed to our Corporate Secretary at the following address: Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920.

Code of Conduct and Ethics

Hooper Holmes has adopted a Code of Conduct and Ethics to provide standards for ethical conduct in dealing with agents, customers, suppliers, political entities and others. The Code of Conduct and Ethics applies to all of our directors, officers and employees (and those of our subsidiaries), including our Chief Executive Officer, Chief Financial Officer and Controller.

INFORMATION ABOUT OUR BOARD AND ITS COMMITTEES

Director Independence

Hooper Holmes’ common stock is listed on the American Stock Exchange, which is referred to in this proxy statement as the AMEX. The AMEX Company Guide requires that at least a majority of the members of our Board be “independent directors” within the meaning of the listing standards of the AMEX. To be an “independent director,” a director must not have a material relationship with Hooper Holmes, either directly or as a partner, shareholder or officer of an organization that has a relationship with Hooper Holmes, that would interfere with the exercise of independent judgment. In making a determination as to whether a director is an “independent director,” the Board considers all relevant facts and circumstances and applies the following standards that are set forth in the listing standards of the AMEX:

•	A director who is employed by the Company or any of its affiliates, other than as an interim Chairperson or Chief Executive Officer, is not independent until three years after the end of such person’s employment.

•	A director whose “immediate family member” (which would include a person’s spouse, children, siblings, in-laws, and anyone who resides in such person’s home) is an executive officer of the Company or any of its affiliates is not independent until three years after the end of the employment as an executive officer.

•	A director who receives, or whose immediate family member receives, during any period of 12 consecutive months, more than $60,000 in payments from the Company or any of its affiliates, other than any of the following:

•	compensation for Board or Board committee service;

•	compensation for former service as an interim Chairperson or Chief Executive Officer;

•	payments arising solely from investments in the Company’s securities;

•	benefits under a tax-qualified retirement plan; and

•	non-discretionary compensation is not independent until three years after his or her (or the immediate family member’s) receipt of such payments.

•	A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current fiscal year or any of the past three fiscal years that exceed in such year the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000, other than payments arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs, is not independent until three years after such payments are made or received.

•	A director who is, or whose immediate family member is, employed as an executive officer of another company, for which any of the Company’s present executive officers serves or served on the compensation committee of the board of directors of that other company at any time during the most recent three fiscal years, is not independent until three years after the end of such employment as an executive officer.

•	A director who was, or whose immediately family member was, a partner or employee of the Company’s independent registered public accounting firm who worked on the Company’s audit during the time of his status as such is not independent until three years after the end of the employment or other relationship with such auditor.

•	A director who is a current partner or employee of the Company’s independent registered public accounting firm, or whose immediate family member is either (i) a current partner of the Company’s independent registered public accounting firm or (ii) a current employee of the Company’s independent registered public accounting firm and participates in that firm’s audit, assurance or tax compliance practice, is not independent.

The Board has affirmatively determined that each of the members of the Board other than James D. Calver, the Company’s President and Chief Executive Officer, and Paul W. Kolacki, who has been a consultant to the Company since his retirement in March 2000, is, as of the date of this proxy statement, an “independent director” within the meaning of the listing standards of the AMEX.

Board Structure

Our bylaws provide that the number of directors serving on our Board shall consist of not less than three and not more than nine members. As of the date of this proxy statement, our Board has nine members. However, Dr. Leslie Hudson has submitted his resignation from the Board, effective May 23, 2006. The Board is currently engaged in a search to identify a qualified person to fill the Board seat being vacated by Dr. Hudson.

Our bylaws provide that the members of the Board shall be divided, with respect to the time for which they severally hold office, into three classes, with each class to consist as nearly as practicable of an equal number of directors. The members of each class of directors are elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, or until his or her earlier resignation or removal.

Lead Director

In September 2004, the Board established the position of “Lead Director” to enhance the independence of the Board and strengthen the Board’s oversight of the Company. Benjamin A. Currier served as lead director until August 2005, when he was appointed as interim Chief Executive Officer and elected as Chairman of the Board. The Company’s corporate governance guidelines provide that whenever the Board chairperson is not an independent director, the independent directors are to either select from among themselves a continuing Lead Director who, among other things, is to preside at one or more separate meetings of the non-management directors, or adopt a procedure for selecting from among themselves a specific Lead Director to preside at each such meeting. The chairperson (or if the chairperson is not an independent director, the Lead Director and the chairperson) and the Chief Executive Officer set the agenda for Board meetings.

Board Committees

The Board of Directors currently has the following standing committees:

•	Audit Committee

•	Compensation Committee

•	Governance and Nominating Committee

•	Strategic Oversight Committee

Each of these committees has a written charter approved by the Board. These charters are posted on our website at www.hooperholmes.com.

The members of the committees (including the chair person of each committee) are identified in the following table:

Director	Audit	Compensation	Governance and Nominating	Strategic Oversight
James D. Calver				X
Benjamin A. Currier			Chair
Dr. Leslie Hudson		X
Quentin J. Kennedy	Chair		X
Paul W. Kolacki				X
Roy E. Lowrance	X
Dr. Elaine Rigolosi	X	Chair	X
Kenneth R. Rossano		X		X
G. Earle Wight				Chair

Audit Committee

As specified in the Audit Committee’s charter, the Audit Committee was established to assist the Board in fulfilling its oversight responsibilities, primarily through:

•	overseeing management’s conduct of the Company’s financial reporting process and systems of internal accounting and financial controls;

•	monitoring the independence and performance of the Company’s independent registered public accounting firm; and

•	providing an avenue of communication among the independent registered public accounting firm, management and the Board.

The Audit Committee is currently comprised of three members, each of whom satisfies the independence standards specified in Section 121A of the AMEX listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that Quentin J. Kennedy, the committee’s chair, qualifies as an “audit committee financial expert” as that term is used in Section 401(h) of Regulation S-K promulgated under the Exchange Act.

The Audit Committee charter provides that the committee’s responsibilities and duties are:

(1)	oversight of the Company’s internal controls, which encompasses: the annual review of the internal audit budget, staffing and audit plan, material findings of internal audit reviews and management’s response; the effectiveness of or weaknesses in the Company’s internal controls; obtaining from the independent registered public accounting firm its recommendations regarding the Company’s internal controls; review of the appointment and performance of the senior internal auditor, and the activities, organizational structure and qualifications of the persons responsible for the internal audit function;

(2)	the evaluation of the performance and independence of the independent registered public accounting firm, which encompasses: conferring with the independent registered public accounting firm concerning the scope of its examinations of the Company’s books and records; review of the scope, plan and procedures to be used on the annual audit; review of the results of the annual audits and interim financial reviews performed by the independent registered public accounting firm; inquiring into accounting adjustments that were noted or proposed by the independent registered public accounting firm but were passed as immaterial or otherwise; review, at least annually, of a report by the independent registered public accounting firm as to the independent registered public accounting firm’s internal quality control procedures; and pre-approval of the fees for all audit and other services performed by the independent registered public accounting firm;

(3)	the review of the Company’s audited annual and interim financial statements, which encompasses: the review of significant estimates and judgments underlying such financial statements, all critical accounting policies identified by the independent registered public accounting firm, major changes to the Company’s accounting principles and practices and material questions of choice with respect to such principles and practices; review of earnings press releases; review of related party transactions and other matters relating to the financial affairs of the Company and its accounts; and

(4)	the review of the Company’s compliance with laws, regulations and policies.

The Audit Committee met eleven times in fiscal 2005. See the “Report of the Audit Committee” below for more information.

Governance and Nominating Committee

The Governance and Nominating Committee’s principal purposes are to:

•	recommend to the Board principles for governance of the Company;

•	oversee the evaluation of the Board and management;

•	recommend to the Board persons to be nominated for election as directors; and

•	assign Board members to Board committees.

The charter of the Governance and Nominating Committee provides that the committee is to have such number of directors as determined by the Board. Except as otherwise permitted, each of the committee members is to be an “independent director” as defined by applicable AMEX listing standards. The Governance and Nominating Committee has three members, each of whom is independent under the AMEX listing standards.

Under applicable AMEX listing requirements, at least a majority of the members of the Board must meet the definition of “independent director” set forth in such listing requirements. The Governance and Nominating Committee believes it appropriate for one or more key members of the Company’s management to participate as members of the Board. The Governance and Nominating Committee also believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules.

The Governance and Nominating Committee’s goal is to assemble a Board that brings to the Company a diversity of experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They should have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available, in the judgment of the Governance and Nominating Committee, to perform all Board and committee responsibilities. They must have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Members of the Board are expected to rigorously prepare for, attend and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem, from time to time, in the best interests of the Company and its shareholders.

The Governance and Nominating Committee will consider candidates for directors recommended by shareholders, provided that any such recommendation is sent in writing to the Corporate Secretary at least 120 days prior to the anniversary of the date proxy statements were mailed to shareholders in connection with the prior year’s annual meeting of shareholders and contains the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his or her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

The Governance and Nominating Committee will evaluate any candidates recommended by shareholders in accordance with the above procedures and against the same criteria applicable to the evaluation of candidates proposed by directors or management.

The Governance and Nominating Committee met six times in fiscal 2005.

Compensation Committee

The Compensation Committee consists of three members of the Board, each of whom is an “independent director” as defined by applicable AMEX listing standards.

In accordance with the Compensation Committee’s charter, the committee, among other matters, annually reviews and recommends to the Board the compensation of the Chief Executive Officer of the Company and, based in part upon his recommendation, approves the compensation of the other members of the senior management of the Company. The committee also periodically reviews and recommends to the Board the compensation for the Company’s outside directors. The Committee also prepares a report to shareholders (contained in the proxy statement for our annual meetings of shareholders) that addresses the Company’s compensation policies for the executive officers, the Committee’s basis for determining the compensation of the Chief Executive Officer for the past fiscal year, and the relationship between compensation and the Company’s performance for the past fiscal year.

The Compensation Committee also administers the Company’s stock option plans and determines the amount and terms of the options granted under the plans. The committee also administers the 2004 Employee Stock Purchase Plan.

The Compensation Committee met seven times in fiscal 2005.

Strategic Oversight Committee

The Strategic Oversight Committee, formerly known as the Management & Planning Committee, was formed in 2005. The committee’s purpose is to make recommendations to the Board with respect to the Company’s long-term strategy, business objectives and strategic plans. The committee oversees the process of preparing long-term objectives and strategic plans. Individual strategies, tactics and implementation plans are reviewed with management and shared with the full Board. The committee is currently comprised of four members. The committee met five times in 2005.

Board Meetings

During the year ended December 31, 2005, our Board held six regular meetings and four special meetings, in addition to taking other actions by unanimous written consent in lieu of a meeting. Each Board member attended more than 75% of the meetings of the Board and of the committees on which he or she served that was held during the period for which he or she was a director or committee member during fiscal 2005. All directors of the Company at the time of the 2005 annual meeting of shareholders attended that meeting, except Mr. Lowrance, who had a previous business engagement. Directors are encouraged but not required to attend the annual meetings of shareholders.

Contacting Our Board

Shareholders wishing to communicate with the Board or a particular director may send written communications to the Secretary of the Company at 170 Mt. Airy Rd., Basking Ridge, New Jersey 07920. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-

Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all of the members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Compensation of Directors

The Company compensates only those directors who are not current employees of the Company for service on the Board. The following table provides information concerning compensation paid to non-employee directors who served on the Board during 2005.

Non-Employee Director Compensation Table for Fiscal 2005

Effective January 1, 2005, non-employee directors have been compensated in accordance with the following schedule:

Nature of Director Compensation	Amount
Annual Board Retainer:
Lead Director	$30,000
Other Non-Employee Directors	$20,000
Annual Committee Retainer:
Audit Committee Chair	$12,000
Other Committee Chairs	$8,000
Audit Committee Members	$8,000
Other Committee Members	$6,000
Fees for Board Meetings/Teleconferences Attended:
Regular or Special Meetings	$2,500 per meeting
Teleconferences	$1,500 per teleconference
Fees for Committee Meetings Attended:
Regular or Special Meetings	$1,500 per meeting
Teleconferences	$750 per meeting
Annual Restricted Stock Grant	5,000 shares	(1)

(1)	Effective as of January 1, 2005, the Company’s Board of Directors adopted the schedule of compensation reflected in the table above for each of the Company’s non-employee directors. This compensation schedule provides for the grant, on an annual basis, to each non-employee director of 5,000 shares of the Company’s restricted stock. Each non-employee director in office on January 1, 2005 received a grant of 5,000 shares of restricted stock. However, at the time Dr. Leslie Hudson and Messrs. Paul Kolacki and Roy Lowrance were elected or appointed to the Board in 2005, no shares of restricted stock were available. As a result, they did not receive any shares of restricted stock for their Board service in 2005. On January 31, 2006, the Board of Directors determined that each of them should receive for their Board service in 2005 the cash value of 5,000 shares of restricted stock to which they were otherwise entitled under the schedule of compensation for non-employee directors. The amount paid to each of them was the fair market value of 5,000 shares of the Company’s common stock, based on the closing price of such stock on the second business day following the day on which the Company filed with the Securities and Exchange Commission the Company’s 2005 annual report on Form 10-K. Each of these directors is expected to use the proceeds of this cash payment to purchase shares of the Company’s common stock in the open market.

In addition to the cash compensation and grant of shares of restricted stock reflected in the table above, each non-employee director, upon his or her election or appointment to the Board, is to receive a one-time grant of an option to purchase 25,000 shares of the Company’s common stock under the Company’s 1997 Director Stock Option Plan. Accordingly, Leslie Hudson, Paul Kolacki and Roy Lowrance each received a grant of options to purchase 25,000 shares of the Company’s common stock under this plan in 2005. In August 2005, G. Earle Wight also received a grant of options to purchase 25,000 shares of the Company’s common stock under the 1997 Director Stock Option Plan, upon the Board’s determination that he was eligible to receive such grant. Mr. Wight was an employee of the Company at the time the plan was adopted, but subsequently ceased to be an employee. No options may be granted under the 1997 Director Stock Option Plan after May 27, 2007.

In accordance with a resolution of the Board dated January 28, 2003, each non-employee director of the Board serving in such capacity as of that date received, as additional compensation for service on the Board, 5,000 shares of the Company’s common stock on each of January 31, 2003, 2004 and 2005. The Board resolution provided that these shares could not be transferred for a period of four years following the applicable date of grant. On January 31, 2006, the Board amended the terms of these grants such that a director’s shares covered by any such grant become immediately transferable in the event the director retires from the Board.

In addition to the above-described compensation, all directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

Director and Officer Indemnification

The Company has entered into supplemental indemnity agreements with each of its directors and executive officers. The indemnity agreements require the Company to indemnify each such person for all expenses actually and reasonably incurred in defending or settling an action to which such person is a party or threatened to be made a party or is otherwise involved because of his or her status as a director or officer of the Company. If the action is brought by or in the right of the Company, the indemnification must be made only if such person acted in good faith, for a purpose reasonably believed to be in the best interest of the Company (or, in the case of service to another entity, not opposed to the interest of the Company).

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information available to the Company as of April 7, 2006, regarding the beneficial ownership of the Company’s common stock by (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of common stock, (ii) each of the Company’s directors, (iii) the Chief Executive Officer and the other current and former executive officers named in the Summary Compensation Table included elsewhere in this proxy statement (the “Named Executive Officers”) and (iv) all current executive officers and directors of the Company as a group.

The information in the table has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC’s rules, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days through the exercise of currently available conversion rights or options. If two or more persons share voting or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is set forth in the footnotes to the table.

Unless otherwise indicated, the address for each director or executive officer of the Company listed in the table is 170 Mt. Airy Road, Basking Ridge, New Jersey 07920.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Common Stock
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	8,102,593	(1)	12.3%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	5,420,548	(2)	8.2%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	5,027,560	(3)	7.6%
Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, Massachusetts 02109	4,378,120	(4)	6.6%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	3,305,343	(5)	5.0%
James M. McNamee c/o Dillon, Bitar & Luther, L.L.C. 53 Maple Avenue Morristown, NJ 07960	3,155,613	(6)	4.6%
Benjamin A. Currier	136,721	(7)	*
Dr. Leslie Hudson	25,000	(7)	*
Quentin J. Kennedy	253,000	(7)	*
Paul W. Kolacki	32,400	(7),(8)	*
Roy E. Lowrance	25,000	(7)	*
Dr. Elaine L. Rigolosi	183,400	(7),(9)	*
Kenneth R. Rossano	1,754,424	(7),(10)	2.6%
G. Earle Wight	433,004	(7),(11)	*
John L. Spenser	150,000	(7)	*
Robert W. Jewett	194,000	(7),(12)	*
David J. Goldberg	29,466	(13)	*
Fred Lash	31,936	(14)	*
Daniel R. Ross	5,000	(15)	*
All current executive officers and directors as a group (13 persons)(16)	3,432,429		5.1%

*	Less than 1% of the outstanding shares of common stock.
(1)	Royce & Associates, LLC filed an amended Schedule 13G on January 25, 2006, disclosing that it has sole voting power and sole dispositive power with respect to all of these shares.
(2)	Dimensional Fund Advisors Inc. filed a Schedule 13G on February 6, 2006, disclosing that it has sole voting power and sole dispositive power with respect to all of these shares, but disclaims any beneficial interest in such shares.
(3)	Wells Fargo & Company filed a Schedule 13G, on behalf of itself and certain of its subsidiaries (specifically, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC and Wells Fargo Bank, National Association), on March 6, 2006, disclosing that Wells Capital Management Incorporated has sole voting power with respect to 2,651,300 shares and sole dispositive power with respect to 4,968,860 shares.
(4)	Putnam, LLC d/b/a Putnam Investments, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., filed a Schedule 13G on February 10, 2006, disclosing that Putnam, LLC, through two of its subsidiaries, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, beneficially owned an aggregate of 4,378,120 shares of our common stock, representing 6.6% of the total number of shares of common stock outstanding. The Schedule 13G indicates that Putnam Investment Management, LLC has shared dispositive power with respect to 2,781,200 shares, and that The Putnam Advisory Company, LLC has shared voting power with respect to 937,190 shares and shared dispositive power with respect to 1,596,920 shares.

(5)	Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Limited filed a Schedule 13G on January 26, 2006, disclosing that they beneficially owned an aggregate of 3,305,343 shares of our common stock, representing 5.02% of the total number of shares of common stock outstanding. The Schedule 13G indicates that Barclays Global Investors, NA has sole voting power with respect to 1,451,481 shares and sole dispositive power with respect to 1,694,300 shares, and that Barclays Global Fund Advisors has sole voting power and sole dispositive power with respect to 1,611,043 shares. The Schedule 13G indicates that these shares are being held in trust accounts for the economic benefit of the beneficiaries of those accounts.
(6)	Mr. McNamee, the Company’s former Chairman of the Board and Chief Executive Officer, filed an amended Schedule 13G on December 6, 2005, disclosing that as of December 1, 2005 he beneficially owned 3,155,613 shares of our common stock, representing 4.6% of the total number of shares of common stock outstanding. The amended Schedule 13G indicates that Mr. McNamee has sole voting and sole dispositive power with respect to 1,800,000 shares (representing shares underlying options that, as of December 1, 2005, were currently exercisable or would become exercisable within 60 days of that date), and shared voting power and shared dispositive power with respect to 1,355,613 shares (of which 1,280,733 were held by Mr. McNamee and his spouse, Patricia, as joint tenants and 74,880 shares were held by his spouse)
(7)	Includes shares which certain of our current executive officers and directors have the right to acquire within 60 days after April 7, 2006 upon exercise of outstanding options as follows:

Name of Executive Officer/Director	Number of Shares
Robert W. Jewett	193,000
Joseph A. Marone, Jr.	226,000
John L. Spenser	150,000
Benjamin A. Currier	90,000
Dr. Leslie Hudson	25,000
Quentin J. Kennedy	200,000
Paul W. Kolacki	25,000
Roy E. Lowrance	25,000
Dr. Elaine L. Rigolosi	160,000
Kenneth R. Rossano	150,000
G. Earle Wight	25,000

(8)	Includes 7,400 shares held by Mr. Kolacki and his spouse, Sandra, as joint tenants.
(9)	Includes 3,600 shares held by Dr. Rigolosi’s spouse, Robert.
(10)	Includes 479,648 shares held by Mr. Rossano’s spouse, Cynthia, 967,680 shares held by The Cynthia W. Rossano 1991 Trust, of which Mr. and Mrs. Rossano are trustees with sole voting power and sole dispositive power and 78,248 shares held by the Kenneth Rossano 1991 Trust, of which Mr. Rossano is a trustee with sole voting power and sole dispositive power.
(11)	Includes 345,460 shares held by 874367 Ontario, Inc., a corporation of which Mr.Wight and his spouse, Sonia, are the controlling shareholders.
(12)	Includes 1,000 shares held by Mr. Jewett and his spouse, Sheila, as joint tenants.
(13)	Mr. Goldberg’s employment with the Company ended on December 31, 2005. The number of shares is as of that date. Mr. Goldberg’s address is 53 Madison Avenue, Flemington, NJ 08822.

(14)	Mr. Lash resigned as Senior Vice President, Chief Financial Officer and Treasurer and became an inactive employee on September 15, 2005. The number of shares is as of that date, and includes 2,400 shares held by Mr. Lash and his spouse, Suzanne, as joint tenants. Mr. Lash’s address is 14 Mirador Court, Denville, NJ 07834.
(15)	Mr. Ross’ employment with the Company ended on February 19, 2006. The number of shares is as of that date, and includes 5,000 shares held by Mr. Ross and his spouse, Tamara, as joint tenants. Mr. Ross’ address is Three Stuyvesant Avenue, Rye, NY 10580.
(16)	Includes shares which current executive officers and directors have the right to acquire within 60 days after April 7, 2006 upon exercise of outstanding options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide that the members of our Board shall be divided into three classes, whose terms of office expire at different times in annual succession. The bylaws allow our Board to establish the number of directors from time to time by resolution passed by a majority of the whole Board, provided that the number of directors shall not be less than three or more than nine. Currently, our Board has nine members.

Generally, each class of directors is elected for a term expiring at the annual meeting of shareholders to be held three years after the date of election. There are three nominees for election as directors this year, each of whom has been nominated to stand for election at the 2006 annual meeting, to hold office until our 2009 annual meeting of shareholders and until their successors are elected and qualified:

Quentin J. Kennedy
Paul W. Kolacki
Roy E. Lowrance

If, prior to the 2006 annual meeting, any of the nominees becomes unavailable to serve as a director, any shares represented by a proxy will be voted for the remaining nominees and for any substitute nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. As of the mailing of these proxy materials, the Board knows of no reason why any of the director nominees would not be available to serve as a director.

The persons named as proxies in the enclosed proxy, who have been so designated by the Board, intend to vote “FOR” the election of each of the three nominees unless otherwise instructed in the proxy.

Information concerning the director nominees, as well as each of our current directors who, except for Dr. Leslie Hudson, will hold office following the 2006 annual meeting, is set forth below:

Director Nominees:

Name/Director Since/Age	Principal Occupation, Positions with Company, Business Experience in Last Five Years
Quentin J. Kennedy Director since 1991 Age 72	Mr. Kennedy was Executive Vice President, Secretary, Treasurer and Director of Federal Paper Board Company in Montvale, New Jersey until his retirement in 1996. Mr. Kennedy is the Chair of the Audit Committee and a member of the Governance and Nominating Committee.

Paul W. Kolacki Director since August 24, 2005 Age 64	Mr. Kolacki served as Executive Vice President and Chief Operating Officer of the Company from 1991 through 2000, at which time he retired after 35 years of service with the Company. Since his retirement, Mr. Kolacki has performed (and the Company expects that he will continue to perform) consulting services for the Company. Mr. Kolacki is a member of the Strategic Oversight Committee.

Roy E. Lowrance Director since March 2, 2005 Age 55	Mr. Lowrance has served as the Chief Technology Officer for Reuters since February 2006. He was the Chief Technology Officer and Chief Architect for Capital One Financial Corporation from 2002 through 2005. From 2000 to 2002, Mr. Lowrance served as a vice president, director and partner of Boston Consulting Group. Mr. Lowrance serves on the Audit Committee.

Directors whose Terms Expire at the Annual Meeting of Shareholders in 2007:

Name/Director Since/Age	Principal Occupation, Positions with Company, Business Experience in Last Five Years
James D. Calver Director since January 16, 2006 Age 39	Mr. Calver has served as a director and as the Company’s President and Chief Executive Officer since January 16, 2006. Immediately prior to his joining the Company, he was engaged in private consulting. From March 2004 to June 2005, he served as Senior Vice President and Chief Marketing Officer of Human Resources and Investor Solutions at Mellon Financial Corporation. From August 2002 to March 2004, he was Vice President of Consulting and Benchmarking at Gartner, Inc. From April 2001 to August 2002, he served as President and Chief Executive Officer of XOSOFT. From 1997 to April 2001 he served as President of Small Business Solutions and Vice President of Corporate Business Development at GE Capital. Mr. Calver is a member of the Strategic Oversight Committee.

Kenneth R. Rossano Director since 1967 Age 71	Mr. Rossano is a private investor and consultant to Cassidy & Associates and to Korn Ferry International in Boston, Massachusetts. From 1992 to 1999, he was a Senior Vice President of Cassidy & Associates in Boston, Massachusetts. He is a member of the Strategic Oversight Committee and the Compensation Committee. Mr. Rossano is a director of Active International, Inc. and Chairman of Gibbs College, located in Boston, Massachusetts.

G. Earle Wight Director since 1966 Age 72	Mr. Wight was Senior Vice President of the Company from 1985 until his retirement in 2002. Mr. Wight is the Chair of the Strategic Oversight Committee and a director of Medicals Direct Group Ltd., a wholly-owned subsidiary of the Company.

Directors whose Terms Expire at the Annual Meeting of Shareholders in 2008:

Name/Director Since/Age	Principal Occupation, Positions with Company, Business Experience in Last Five Years
Benjamin A. Currier Director since 1996 Age 72	Mr. Currier was Senior Vice President of Operations for Security Life of Denver Insurance Company, a subsidiary of ING/Barings, in Denver, Colorado prior to his retirement in 1997. He serves as the Chairman of our Board of Directors. From August 24, 2005 until January 16, 2006, Mr. Currier served as our Chief Executive Officer on an interim basis and from September 2004 until August 24, 2005, he served as Lead Director. Prior to his appointment as interim Chief Executive Officer, Mr. Currier was a member of each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. He is presently Chair of the Governance and Nominating Committee.

Dr. Elaine L. Rigolosi Director since 1989 Age 61	Dr. Rigolosi, Ed.D, J.D., is Professor of Education, Department of Organization and Leadership, Teachers College, Columbia University. She has been associated with Columbia University since 1976, and has maintained a private consulting practice in management for health care organizations since 1974. Dr. Rigolosi is the Chair of the Compensation Committee, and a member of the Audit Committee and the Governance and Nominating Committee.

Dr. Leslie Hudson Director since March 2, 2005 Age 59	Dr. Hudson has been President and Chief Executive Officer of DOV Pharmaceutical, Inc. since July 2005. From July 2003 until June 2005, he was the Vice Provost for Strategic Initiatives at the University of Pennsylvania. Dr. Hudson was Group Vice President and General Manager of Ophthalmology for Pharmacia from 1995 until 2003. Dr. Hudson serves on the Compensation Committee. Dr. Hudson is resigning as a Director of the Board effective as of May 23, 2006.

Vote Required

A plurality of the votes cast is required to elect the nominees as directors. You may not cumulate your votes in the election of directors. The three nominees receiving the highest number of affirmative votes will be elected to the Board. You may withhold authority to vote for any or all nominees for directors.

The Board of Directors recommends a vote “FOR” the election of each of the nominees as directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as the independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2006. KPMG LLP (and its predecessors) has served as the Company’s auditors since 1980. Services provided to the Company by KPMG LLP during 2005 are described below under “Fees Paid to Independent Registered Public Accounting Firm.”

In accordance with the Audit Committee’s charter, the Board has directed management to submit the appointment of the independent registered public accounting firm for ratification by the shareholders at the annual meeting. Although ratification of this appointment by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of this appointment in light of the critical role played by an independent registered public accounting firm in maintaining the integrity of the Company’s accounting controls and financial reporting. Notwithstanding its appointment, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its appointment.

Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Vote Required

Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2006 requires the affirmative vote of the majority of the votes cast at the meeting.

The Board recommends a vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for the oversight of the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the performance of the internal audit function and independent audit, and the independence and qualifications of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee operates under a charter approved by the Board. The full text of the Audit Committee charter is available on our website at www.hooperholmes.com. As of the date of this proxy statement, the Audit Committee is comprised of three directors, each of whom has been determined to be independent within the meaning of rules adopted by the SEC and the listing standards of the AMEX.

Our management has responsibility for preparing our consolidated financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of the internal control over financial reporting. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an audit of the consolidated financial statements in accordance with the standards established by the Public Company Accounting Oversight Board, and for issuing reports on the results of their audits.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has met with management and KPMG LLP, and reviewed and discussed with them the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2005.

2.	The Audit Committee has discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380).

3.	The Audit Committee has received from and discussed with KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented, regarding KPMG LLP’s independence.

4.	Based upon the review and discussions described in the preceding paragraphs 1 through 3 above, and the Audit Committee’s review of the representations of management and KPMG LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Quentin J. Kennedy, Chair

Roy E. Lowrance

Dr. Elaine L. Rigolosi

The foregoing report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees paid or accrued for audit and other services rendered by KPMG LLP for 2005 and 2004.

	Fiscal Year Ended December 31, 2005	Fiscal Year Ended December 31, 2004
Audit Fees(1)	$1,257,000	$860,000
Audit-Related Fees(2)	$15,000	$34,000
Total Audit and Audit-Related Fees	$1,272,000	$894,000
Tax Fees(3)	$214,000	$142,000
All Other Fees(4)	$98,000	$179,000
Total Fees	$1,584,000	$1,215,000

(1)	Audit fees in each of 2005 and 2004 include the worldwide integrated audit (including the U.S. and U.K.) of the Company’s consolidated financial statements and audit of internal control over financial reporting, reviews of quarterly financial statements, and separate statutory audits in the U.K.
(2)	Audit-related fees in 2005 consist of employee benefit plan audits. Audit-related fees in 2004 consist principally of employee benefit plan audits, and also include consultations and assistance in the preparation for the audit of internal control over financial reporting.
(3)	Tax fees in each of 2005 and 2004 consist of fees for tax compliance and related advisory services.
(4)	All other fees in 2005 represent fees in connection with acquisition due diligence. All other fees in 2004 represent fees in connection with the Audit Committee investigation, initiated in August 2004, into asserted violations of the Company’s Code of Conduct and Ethics and breaches of fiduciary duty by the Company’s then President and Chief Executive Officer.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, in accordance with its charter, reviews and pre-approves all audit and permissible non-audit services provided by KPMG LLP, the Company’s independent registered public accounting firm, and the related fees, prior to the Company’s engagement of KPMG LLP to provide such services. By resolution of the committee, the Chair of the committee may approve dollar amounts in excess of the fees established in such resolution(s), subject to ratification by the full committee at its next regular meeting. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. All services being provided by the independent registered public accounting firm are regularly reviewed. For 2005, all audit and non-audit services provided by KPMG LLP were approved in advance by the Audit Committee.

EXECUTIVE OFFICERS

Our executive officers as of the date of this proxy statement are as follows:

Name	Age	Position
James D. Calver	39	Chief Executive Officer and President, and a member of the Board of Directors
John L. Spenser	53	Executive Vice President and Chief Operating Officer, U.S. Operations
Robert W. Jewett	53	Senior Vice President, General Counsel and Secretary
Joseph A. Marone, Jr.	50	Vice President and Controller; Acting Chief Financial Officer and Treasurer

Information with respect to each of our executive officers other than James D. Calver is provided below. Information regarding Mr. Calver, who is a director as well as an executive officer of the Company, is provided in the discussion of Proposal No. 1 included elsewhere in this proxy statement.

John L. Spenser. Mr. Spenser has served as Executive Vice President and Chief Operating Officer, U.S. Operations, since May 2005 and as the Chief Administrative and Technology Officer from March 2005 until May 2005. In February 2006, he was appointed as General Manager of the Claims Evaluation Division. He was employed by Medicals Direct Group, Ltd. from 1997 (and was an owner of Medicals Direct Group, Ltd. at the time the Company acquired it in August 2002) until March 2005 and currently serves as a director of Medicals Direct Group, Ltd.

Robert W. Jewett. Mr. Jewett has served as Senior Vice President and General Counsel of the Company since 1991 and as Secretary since 1983. He has been an employee of the Company since 1981.

Joseph A. Marone, Jr. Mr. Marone has served as our acting Chief Financial Officer since September 2005. He has been a Vice President of the Company since 1999 and has served as Controller since 1992. He has been an employee of the Company since 1990. Mr. Marone currently serves as a director of Medicals Direct Group, Ltd.

Each of the Company’s executive officers is appointed by, and serves at the pleasure of, the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation paid by the Company for services rendered during fiscal 2005, 2004 and 2003 by (i) all individuals who served as the Chief Executive Officer of the Company during fiscal 2005, (ii) the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 2005, and (iii) one additional individual for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer of the Company at the end of fiscal 2005. These individuals are collectively referred to as the Named Executive Officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	Long-Term Incentive Plan ($)		All Other Compensation ($)
Benjamin A. Currier Chairman, Interim Chief Executive Officer (1)	2005	$174,359	—	—		—	—		—

James M. McNamee Chairman, President and Chief Executive Officer(2)	2005	$500,000	—	—		—	$4,500	(4)	$1,685,470	(5)
	2004	$750,000	—	—		—	—		$113,498	(5)
	2003	$700,000	—	$91,071	(3)	350,000	$9,165	(4)	$113,730	(55)
John L. Spenser Executive Vice President and Chief Operating Officer, U.S. Operations	2005	$183,333	—	$172,747	(6)	75,000	—		—

Robert W. Jewett Senior Vice President General Counsel and Secretary	2005	$189,913	—	—		—	—		$15,944	(7)
	2004	$183,750	$5,000	—		—	—		$16,636	(7)
	2003	$174,635	$35,000	—		25,000	—		$16,805	(7)
Daniel R. Ross Executive Vice President and General Manager, Claims Evaluation Division(8)	2005	$225,000	—	—		30,000	—		$2,938	(9)
	2004	$225,000	—	—		10,000	—		$2,310	(9)

Fred Lash Senior Vice President, Chief Financial Officer and Treasurer(10)	2005	$249,600	—	$60,000	(11)	—	—		$36,870	(12)
	2004	$241,500	—	—		—	—		$36,851	(12)
	2003	$230,000	$20,000	—		60,000	—		$37,083	(12)

David J. Goldberg Senior Vice President and Chief Marketing Officer(13)	2005	$233,000	34,950	$6,273	(14)	—	—		$13,795	(15)
	2004	$227,000	—	—		—	—		$13,891	(15)
	2003	$201,375	$100,000	—		20,000	—		$14,298	(15)

(1)	Mr. Currier served as interim Chief Executive Officer from August 24, 2005 until January 16, 2006.
(2)	Mr. McNamee resigned as Chairman, President and Chief Executive Officer effective August 24, 2005 and his employment with the Company ended on August 31, 2005.
(3)	Includes club membership fees of $65,650.
(4)	Represents the fair market value of the stock bonus awarded to Mr. McNamee under the CEO Compensation Plan, such plan providing for the potential awarding of annual stock bonuses.
(5)	Consists of: (a) in 2005, payments made by the Company to Mr. McNamee under a Resignation and Release Agreement, described elsewhere in this proxy statement, specifically, a lump-sum payment of $1,500,000 (representing two times Mr. McNamee’s base salary in effect at the time of his termination), and a payment of $72,115 for his accrued but unused vacation days at the time of his termination; (b) a Company contribution under the Company’s Salary Reduction Plan, a defined benefit plan, on behalf of Mr. McNamee of $2,625 in 2005, $2,768 in 2004 and $3,000 in 2003; (c) the Company’s payment of the premium on a whole life insurance policy for Mr. McNamee of $106,155 in each of 2005, 2004 and 2003; and (d) the Company’s payment of the premium on a disability insurance policy for Mr. McNamee of $4,575 in each of 2005, 2004 and 2003.
(6)	Represents the Company’s reimbursement of costs incurred by Mr. Spenser in relocating his household from the United Kingdom to the United States.

(7)	Consists of: (a) a Company contribution under the Company’s Salary Reduction Plan on behalf of Mr. Jewett of $2,139 in 2005, $2,831 in 2004 and $3,000 in 2003; and (b) the Company’s payment of the premium on a whole life insurance policy for Mr. Jewett of $13,805 in each of 2005, 2004 and 2003.
(8)	Mr. Ross’ employment with the Company ended on February 19, 2006.
(9)	Consists of a Company contribution under the Company’s Salary Reduction Plan on behalf of Mr. Ross of $2,938 in 2005 and $2,310 in 2004.
(10)	Mr. Lash resigned as Senior Vice President, Chief Financial Officer and Treasurer and became an employee on inactive status effective September 15, 2005.
(11)	Consists of the payment made by the Company to Mr. Lash for services provided during the period of September 15, 2005 to year-end 2005 under the terms of a letter agreement described elsewhere in this proxy statement.
(12)	Consists of: (a) a Company contribution under the Company’s Salary Reduction Plan on behalf of Mr. Lash of $2,787 in 2005, $2,768 in 2004 and $3,000 in 2003; and (b) the Company’s payment of the premium on a whole life insurance policy for Mr. Lash of $34,083 in each of 2005, 2004 and 2003.
(13)	Mr. Goldberg’s employment with the Company ended on December 31, 2005.
(14)	Consists of a payment by the Company to Mr. Goldberg of the dollar value of his accrued and unused vacation days in calendar year 2005, in accordance with the terms of the Agreement and General Release described elsewhere in this proxy statement.
(15)	Consists of: (a) a Company contribution under the Company’s Salary Reduction Plan on behalf of Mr. Goldberg of $2,497 in 2005, $2,593 in 2004 and $3,000 in 2003; and (b) the Company’s payment of the premium on a whole life insurance policy for Mr. Goldberg of $11,298 in each of 2005, 2004 and 2003.

Option Grants in Last Fiscal Year

The following table provides details regarding stock options granted in 2005 to each of our Named Executive Officers. In addition, as required by the rules of the SEC, we have shown hypothetical gains or “option spreads” that would exist for their respective options. We do not have any outstanding stock appreciation rights.

Option Grants During 2005

Name	Individual Grants				Grant Date Value
	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in 2005	Exercise or Base Price ($ per share)	Expiration Date	Grant Date Present Value ($) (2)
Benjamin A. Currier	0
James M. McNamee	0
John L. Spenser	75,000	29%	3.46	4/26/2015	142,500
Robert W. Jewett	0
Daniel R. Ross	30,000	12%	3.46	3/19/2006	57,000
Fred Lash	0
David J. Goldberg	0

(1)	The options reflected in this column, which were granted under the 1997 Employee Stock Option Plan (for Mr. Spenser) and the 1999 Employee Stock Option Plan (for Mr. Ross), became exercisable on December 20, 2005 when the Board voted to immediately vest all unvested options having an exercise price greater than $2.65, the closing price of the Company’s stock on the AMEX on that date.

(2)	The valuation calculations are solely for purposes of compliance with the rules and regulations promulgated under the Exchange Act, and are not intended to forecast possible future appreciation, if any, in the price of the Company’s common stock. The grant date present value for the options reflected in the table is derived by using the Black-Scholes option pricing model with the following assumptions: the average dividend yield for the year ended December 31, 2005 of 1.42%; volatility of the common stock for the year ended December 31, 2005 of 51.71%; an annualized risk-free interest rate of 4.13 % and an option term of 10 years. This valuation model was not adjusted for risk of forfeiture or the vesting restrictions applicable to these options. This valuation model does not necessarily represent the fair market value of individual options. At the expiration date, the options will have no actual value unless, and only to the extent that, the price of the common stock appreciates from the grant date to the exercise date. Grant date value = $1.90.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth as to each of the Named Executive Officers: (a) the number of exercisable and unexercisable options held on December 31, 2005, the last day of fiscal year 2005; and (b) the value of such options at December 31, 2005 (based on the closing price of $2.55 on December 31, 2005). The number of options set forth corresponds to the number of shares to which they relate.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at 12/31/05 (#)		Value of Unexercised In- the-Money Options at 12/31/05($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Benjamin A. Currier	10,000	5,406	90,000	0	39,654	0
James M. McNamee	240,000	676,652	2,325,000	0	493,500	0
John L. Spenser	0	0	150,000	0	0	0
Robert W. Jewett	0	0	193,000	0	16,600	0
Daniel R. Ross	0	0	40,000	0	0	0
Fred Lash	120,000	338,026	465,000	0	83,000	0
David J. Goldberg	14,200	51,850	239,000	0	16,600	0

(1)	Amount represents the difference between the exercise price and the fair market value on the date of exercise, multiplied by the number of options exercised.
(2)	Amount represents the difference between the exercise price and the fair market value on December 31, 2005 ($2.55), multiplied by the number of in-the-money options exercisable and un-exercisable, respectively.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employment Agreement with Chief Executive Officer

On January 9, 2006, the Company entered into an employment agreement, effective as of January 16, 2006 with James D. Calver (the “Calver Employment Agreement”) under which Mr. Calver is serving as the Company’s President and Chief Executive Officer. The term of the Calver Employment Agreement is for a period of two (2) years beginning January 16, 2006 and ending January 15, 2008, provided that unless either party gives not less than twelve (12) months advance notice of termination to the other, employment shall automatically continue after January 15, 2008. The Compensation Committee may review the agreement annually to determine if it continues to meet the Company’s objectives.

Under the terms of the Calver Employment Agreement, Mr. Calver is to receive the following compensation:

•	a base salary of $400,000 annually.

•	incentive compensation of up to $400,000 per year, subject to meeting certain performance goals established by the Board of Directors, except that, for the first year of employment the $400,000 in incentive compensation is guaranteed so long as Mr. Calver continues to be employed by the Company, and will be paid in four equal quarterly installments at the end of each quarter.

•	options to purchase one hundred thousand (100,000) shares of the Company’s common stock under the existing Company stock option plans. These options were granted on January 30, 2006. One-quarter of such options are exercisable after two years, and another one-quarter are exercisable after each of three, four and five years, all at $3.38 per share.

The agreement also provides for Mr. Calver’s receipt of the standard benefits available to other executive officers of the Company, including health and dental insurance, life, disability and travel accident insurance, Company contribution to a 401(k) retirement plan, and the use of an automobile leased by the Company.

Mr. Calver will also be reimbursed for his costs incurred in moving his family to Basking Ridge, New Jersey under the Company’s Relocation Assistance Program. Mr. Calver will be provided the use of the Company’s condominium in Basking Ridge, New Jersey, free of charge until he moves his family to Basking Ridge.

The Calver Employment Agreement is subject to termination as follows:

•	Either the Company or Mr. Calver may terminate the agreement, effective any time on or after January 15, 2008, by providing no less than twelve (12) months advance written notice to the other party.

•	The Company may terminate Mr. Calver’s employment for “cause,” defined as (i) any conduct by Mr. Calver involving dishonesty, fraud, forgery or theft involving the Company or Mr. Calver’s employment with the Company; (ii) continued violation of a material policy of the Company for a period of thirty (30) days after receipt of a written notice specifying the nature of such violation from the Company; (iii) Mr. Calver’s being under the influence of or in the unlawful possession of alcohol or drugs while on duty, while on Company property, while on the property of a customer, while operating a Company owned, leased, or rented vehicle, or while pursuing Company business in his privately owned vehicle; (iv) his conviction of a crime involving dishonesty or moral turpitude; (v) his material failure to perform his duties for a period of thirty (30) days after having received a written notice specifying such failure from the Company; (v) gross misconduct by Mr. Calver in connection with performance of his duties hereunder for a period of thirty (30) days after having received a written notice specifying the nature of such misconduct from the Company; or (vi) his continued material breach of any of his obligations under the agreement for a period of thirty (30) days after having received from the Company a written notice specifying the nature of such material breach.

•	The agreement shall terminate upon the death of Mr. Calver.

•	The Company may terminate the agreement upon the disability of Mr. Calver. Disability being defined as an inability of Mr. Calver to perform his duties under the agreement for an aggregate period of twelve (12) weeks in any calendar year because of physical or mental disability, with such determination being made by a physician satisfactory to both parties.

•	The agreement will automatically terminate, except for its confidentiality and non-compete provisions, if Mr. Calver’s employee retention agreement, discussed below, becomes effective.

If Mr. Calver’s employment is terminated by reason of his death or disability, or for cause, the Company’s sole obligation is to pay him any compensation otherwise payable, plus reimbursement of expenses incurred, up to the last day of employment. If the Company terminates Mr. Calver’s employment without cause at any time after January 15, 2007, the Company is obligated to continue to (i) pay Mr. Calver’s base salary and any incentive compensation to which he would otherwise be entitled, and (ii) provide all benefits in which Mr. Calver was enrolled immediately prior to the notice of termination (except as precluded by the terms of the applicable agreement or plan) for the one-year period from the date of giving notice of such termination.

Under the Calver Employment Agreement, Mr. Calver agrees to keep confidential the Company’s confidential and proprietary information, including, but not limited to, client and customer lists, revenue and profit information, and business procedures and not to disclose any confidential information to any third parties, or make use of such confidential information for his own benefit. He also agrees that, during his term of employment under the agreement and for a period of one (1) year following the termination of his employment with the Company, he will not directly or indirectly compete with the Company or its subsidiaries in the business of providing services to the insurance industry or any other services provided by the Company or its subsidiaries during the term of his employment. The geographic scope of the non-compete provision encompasses the United States and the United Kingdom.

The Calver Employment Agreement also expressly provides for the Company to enter into an employee retention agreement with Mr. Calver and the parties have done so.

Employment Agreement with John L. Spenser

The Company entered into an employment agreement with John L. Spenser on November 18, 2005 (the “Spenser Employment Agreement”), under which Mr. Spenser will continue to serve in the full-time position of Executive Vice President and Chief Operating Officer, U.S. Operations, of the Company. The term of the agreement is for a period of two (2) years beginning November 1, 2005 and ending October 31, 2007, but will automatically continue after the initial two-year term unless either party gives not less than twelve (12) months advance notice of termination to the other. The Compensation Committee may review the agreement annually to determine if it continues to meet the Company’s objectives.

Under the agreement, Mr. Spenser is to receive the following compensation:

•	an annual salary of $275,000 per year;

•	participation in a bonus program based on the performance of the Company and as recommended by the Company’s President and Chief Executive Officer to the Compensation Committee of the Board of Directors;

•	the standard benefits available to executive officers of the Company, including health insurance, 401(k) and vacation.

He is also entitled to reimbursement of expenses incurred in connection with performance of his duties, in accordance with the standard policies and procedures of the Company. In addition, Mr. Spenser is entitled to the use of a motor vehicle leased by the Company on his behalf, subject to approval by the Company’s President and Chief Executive Officer.

The employment agreement with Mr. Spenser is subject to termination as follows:

•	Either the Company or Mr. Spenser may terminate the agreement, effective any time on or after October 31, 2007, by providing no less than twelve (12) months advance written notice to the other party.

•	The Company may terminate the agreement for “cause,” defined as: (i) any conduct by Mr. Spenser involving dishonesty, fraud, forgery or theft involving the Company or his employment with the Company; (ii) Mr. Spenser’s continued violation of a material policy of the Company for a period of 30 days after receipt of a written notice specifying the nature of such violation from the Company; (iii) Mr. Spenser’s being under the influence of or in the unlawful possession of alcohol or drugs while on duty, while on Company property, while on the property of a customer, while operating a Company owned, leased or rented vehicle, or while pursuing Company business in the employee’s privately owned vehicle; (iv) Mr. Spenser’s conviction of a crime involving dishonesty or moral turpitude; (v) Mr. Spenser’s material failure to perform his duties for a period of 30 days after having received a written notice specifying such failure from the Company; (vi) gross misconduct by Mr. Spenser in connection with the performance of his duties under the agreement for a period of 30 days after having received written notice from the Company specifying the nature of such misconduct; or (vii) his continued material breach of any of his obligations under the agreement for a period of 30 days after having received written notice from the Company of such material breach.

•	The agreement shall terminate upon the death of Mr. Spenser.

•	The Company may terminate the agreement upon the disability. Disability is defined as an inability of Mr. Spenser to perform his duties under the agreement for an aggregate period of twelve (12) weeks in any calendar year because of physical or mental disability, with such determination being made by a physician satisfactory to both parties.

In addition, because Mr. Spenser is a citizen of the United Kingdom, his employment is expressly conditioned on his maintaining eligibility to work and remain in the United States. If he does not remain eligible to work in the United States the Company may terminate the agreement immediately.

In the event that Mr. Spenser’s employment is terminated by reason of his death or disability, or by the Company for cause, the Company’s sole obligation is to pay him any compensation otherwise payable and owed, plus reimbursement of expenses incurred, up to the last day of his employment.

Under the agreement, Mr. Spenser agrees to keep confidential the Company’s confidential and proprietary information, including, but not limited to, client and customer lists, revenue and profit information, and business procedures and not to disclose any confidential information to any third parties, or make use of such confidential information for his own benefit. He also agrees that during his term of employment under the agreement, and for a period of two (2) years after the termination of his employment with the Company, he will not, directly or indirectly, compete with the Company or its subsidiaries in the business of providing services to the insurance industry or any other services provided by the Company or its subsidiaries during the term of his employment. The geographic scope of the non-compete provision encompasses the United States and the United Kingdom.

Employee Retention Agreements

The Company has entered into employee retention agreements with each of the Company’s executive officers, under which each of them is entitled to certain benefits if his employment is terminated within two years of a change in control, as defined in such agreements.

Following a change in control, each executive officer is entitled to retain the same position, duties and compensation as he had prior to the change in control for a period of one or two years after the date of the change in control. If the executive officer’s employment is terminated by the Company or by the executive officer within two years of the date of the change in control (other than as a result of his death, disability or for cause as defined in the agreement), the executive officer is entitled to receive a lump sum payment in cash equal to the aggregate of:

(a)	to the extent unpaid, his highest base salary through the date of termination (as defined in the agreement);

(b)	a pro rata portion of his recent bonus (as defined in the agreement, generally to be the highest guaranteed bonus to which he was entitled during the last three full fiscal years prior to the date of the change in control);

(c)	twice the sum of his highest base salary and recent bonus; and

(d)	all amounts of compensation previously deferred (with accrued interest thereon) and unpaid and any accrued vacation pay not yet paid by the Company.

In addition, the executive officer will be entitled to receive, during the two year period after the change in control, all benefits payable to him (or his family) under welfare benefit programs (such as medical, dental, disability and life insurance programs) equivalent to those most favorable immediately preceding the date of the change in control.

In the event that the executive officer would be subject to an excise tax, then he is entitled to receive an additional payment such that after the executive officer pays such excise taxes, including any excise tax imposed on any portion of such additional payment, he will retain additional payments equal to the excise taxes imposed.

Resignation and Release Agreement with James M. McNamee

On August 24, 2005, the Company entered into a Resignation and Release Agreement with James M. McNamee, the Company’s former President and Chief Executive Officer and Board Chairman (the “McNamee Resignation Agreement”). Under the terms of the agreement, Mr. McNamee resigned as President and Chief Executive Officer, and from all other offices, of the Company, including that as a member of the Company’s Board of Directors, effective as of August 24, 2005 (the “Resignation Date”). Mr. McNamee remained a Company employee on inactive status through August 31, 2005 (the “Termination Date”).

Under the agreement, the Company has paid (or will pay) the compensation and has provided (or will provide) the benefits to Mr. McNamee provided for under certain provisions of the employment agreement, dated as of May 23, 2003, between the Company and Mr. McNamee (the “McNamee Employment Agreement”). This consists of the following:

•	payment to Mr. McNamee of (i) all accrued but unpaid base salary prior to the Termination Date, (ii) all accrued but unpaid expenses required to be reimbursed under the McNamee Employment Agreement, (iii) all compensation previously deferred, but not paid to, Mr. McNamee at the termination date, and (iv) all vacation accrued to the Termination Date;

•	payment of the cost of continued coverage of Mr. McNamee and his spouse under all medical, dental, vision and prescription drug plans in which Mr. McNamee was entitled to participate prior to his last day of employment until his death (and, with respect to his spouse, until her death, if she survives Mr. McNamee);

•	continued payment of the annual premiums of the life insurance policy with respect to Mr. McNamee under the Company’s Supplemental Executive Retirement Plan until the earlier of the date Mr. McNamee attains age 65 (i.e., in February 2010) or his death, such payments to be $106,155 per year;

•	continued coverage under all life, disability and other welfare benefit plans, programs or arrangements in which Mr. McNamee was entitled to participate immediately prior to the Termination Date, until the earlier to occur of (i) the end of the 24-month period following the Termination Date, or (ii) Mr. McNamee’s death; and

•	a lump-sum payment, paid within 60 days after the Termination Date, equal to two times Mr. McNamee’s base salary in effect immediately prior to the Termination Date (i.e., an aggregate of $1,500,000).

In addition to the compensation and other benefits described above, options exercisable for shares of the Company’s common stock held by Mr. McNamee on the Resignation Date continue to be exercisable for the one-year period following the Termination Date, in accordance with the Company’s various stock option plans and taking into consideration Mr. McNamee’s age and length of service with the Company.

Agreement and General Release with David J. Goldberg

The Company entered into an Agreement and General Release with David J. Goldberg, former Senior Vice President & Chief Sales & Marketing Officer of the Company (the “Goldberg Agreement”). The Goldberg Agreement was executed by Mr. Goldberg on December 7, 2005 and by Hooper Holmes on December 14, 2005. Under the terms of the agreement, Mr. Goldberg’s last day of employment was December 31, 2005.

Under the terms of the Agreement, the Company agreed to pay or reimburse Mr. Goldberg the following amounts:

•	Twelve (12) months’ salary in the amount of $233,000, less taxes and other lawful deductions. This payment was made on or before January 15, 2006;

•	$23,261.50, plus any taxes that would be owed by him on this amount, representing the end of the lease buyout cost of the automobile leased for him by the Company. This payment was made on or before December 31, 2005;

•	The cost of the premiums for his continued COBRA medical and dental insurance under the Company’s group insurance plans for a period of eighteen (18) months beginning on January 1, 2006 and ending on June 30, 2007, less taxes and other lawful withholdings, but only if Mr. Goldberg elected to continue to participate in the medical and dental insurance plans provided to employees by the Company;

•	The premium for his SERP life insurance for the one-year policy period from February 2006 to February 2007 (an amount estimated at Eleven Thousand Two Hundred Ninety-Eight Dollars ($11,298), such premium to be paid when due;

•	The dollar value of all of his unused vacation days in calendar 2005; and

•	Ten Thousand Dollars ($10,000.00), plus any taxes that would be owed by him on this amount, which amount is to be used by him at his sole discretion for outplacement fees or other expenses incurred to find other employment or establish another career.

Mr. Goldberg is also allowed to exercise his presently held stock options until December 31, 2006, and he was given his company-supplied laptop computer.

Severance and Release Agreement with Fred Lash

On July 16, 2005, the Company entered into a Confidential Severance and Release Agreement with Fred Lash, the Company’s former Chief Financial Officer, on July 16, 2005 (the “Lash Severance Agreement”). Under the Lash Severance Agreement, Mr. Lash resigned as Chief Financial Officer and as an officer of the Company effective September 15, 2005. Mr. Lash will remain an employee of the Company, on inactive status, for a 24-month period that began on September 16, 2005 and ends on the earlier of September 15, 2007 or his death, subject to Mr. Lash obtaining other employment (in which case his employment with the Company shall be deemed terminated as of the date of his other employment). Mr. Lash agreed to make himself reasonably available for a period of up to 90 days to transition his successor and to cooperate with the Company during the period he is an inactive employee with respect to any litigation in which he has relevant knowledge.

In consideration of his entering into the severance agreement and complying with its provisions, the Company agreed to:

•	pay Mr. Lash 24 months of pay based on an annual rate of $249,952 (whether or not he obtains other employment during the two-year period ending September 15, 2007), such pay to be paid semi-monthly in the gross amount of $10,414.69, subject to all appropriate federal and state withholding, employment taxes and wage garnishments, with such payments to be received on regular pay days for the Company’s employees. Should Mr. Lash die prior to September 15, 2006, any remaining amount payable shall be paid in a lump sum, less the value of Mr. Lash’s Company-provided life insurance policy of $50,000, within 30 days of notification of his death;

•	purchase for Mr. Lash the automobile he was leasing at the time of entering into the agreement under a GMAC “Smart Buy” retail installment sales contract, convey title to such automobile to Mr. Lash within a reasonable time after June 30, 2006, and compensate Mr. Lash for any direct tax consequences associated with this arrangement;

•	provide Mr. Lash with outplacement services up to a maximum of $10,000, and compensate Mr. Lash for any tax consequences directly associated with the outplacement reimbursement;

•	reimburse Mr. Lash for the legal fees he incurred related to the negotiation and execution of the severance agreement, up to a maximum of $10,000;

•	continue to provide all benefits available to Mr. Lash at the time of entering into the agreement, except long-term disability, for a period of six months (i.e., until March 15, 2006), and thereafter continue to maintain Mr. Lash on the Company’s health, dental and life insurance plans until September 15, 2007 (subject to earlier cessation in the event of Mr. Lash’s obtaining other employment prior to that date); and

•	make annual payments into Mr. Lash’s life insurance policy in February 2006 and February 2007 (in the approximate amount of $34,000 each year), assuming the policy remains in existence and is not terminated by Mr. Lash or upon his death.

Under the Lash Severance Agreement, Mr. Lash has agreed that, for a period of two years following September 15, 2005, he will not provide any services, in any capacity, to any company, entity or other organization that provides the same services as the Company. He has also agreed to hold confidential all non-public financial and other confidential or proprietary information of the Company.

On September 14, 2005, the Company and Mr. Lash entered into a letter agreement under which Mr. Lash agreed to make his services available to the Company from September 15, 2005 through the year-end, in consideration of the Company’s payment to him of an additional $60,000. On February 10, 2006, the Company and Mr. Lash entered into a consulting agreement under which Mr. Lash agreed to provide consulting services at the request of the Company’s acting Chief Financial Officer in connection with the Company’s year-end 2005 financial reporting and related analysis. The term of the consulting agreement commenced on February 10, 2006 and ended on March 31, 2006. Mr. Lash was paid a consulting fee of $150 per hour (or an aggregate of $2,925) for his services under the consulting agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information relating to Hooper Holmes’ equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	9,533,125		$5.75	2,581,375	(2)
Equity compensation plans not approved by security holders	0	(3)	N/A	0

(1)	As of December 31, 2005, the 2004 Employee Stock Purchase Plan, the 2002 Employee Stock Option Plan, the 1999 Employee Stock Option Plan, the 1997 Employee Stock Option Plan and the 1997 Director Option Plan were the five equity compensation plans of Hooper Holmes that were in effect and under which Hooper Holmes may make future awards. In addition, options to purchase common stock remain outstanding as of that date under three equity compensation plans: the 1997 CEO Option Plan, the 1992 Stock Option Plan and the 1994 Stock Option Plan.
(2)	Includes 2,000,000 shares available for future issuance under the 2004 Employee Stock Purchase Plan and 100,000 shares available for future issuance under the 1997 Director Option Plan.
(3)	On January 28, 2003, the Board awarded each non-employee director 15,000 shares of the Company’s common stock as additional Board compensation. Each non-employee director received 5,000 of these shares on January 31, 2003, 2004 and 2005. No additional shares will be awarded to non-employee directors.

BENEFIT PLANS

401(k) Plan

Under the Company’s 401(k) plan, employees eligible to participate in the plan (i.e., those with at least one year of service of greater than 1,000 hours of employment), may, in general, contribute up to $14,000 of their eligible pay on a “pre-tax” basis. Highly compensated employees (i.e., those with wages in excess of $90,000 per year) may presently contribute up to approximately 5% of their eligible pay on a pre-tax basis. Hooper Holmes matches 25% of the first 10% of a plan participant’s pre-tax contribution.

REPORT OF THE COMPENSATION COMMITTEE

This report is submitted by the Compensation Committee of the Board of Directors, which is currently comprised of Dr. Elaine L. Rigolosi, Chair, Dr. Leslie Hudson and Kenneth R. Rossano, each of whom is a non-employee director of the Company.

The Compensation Committee of the Board operates in accordance with a charter that gives the Compensation Committee responsibility with respect to the compensation and benefits of the Company’s senior executives. In that regard, the Compensation Committee’s specific responsibilities include:

•	reviewing and approving the corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (CEO);

•	evaluating the CEO’s performance in light of those goals and objectives, and making recommendations to the full Board with respect to the level of the CEO’s compensation based on that evaluation;

•	periodically reviewing the CEO’s recommendations regarding compensation for senior management and determining the levels of compensation based on such review; and

•	overseeing the administration of the Company’s compensation plans.

General Compensation Philosophy

The Company’s executive compensation programs are designed to enable the Company to attract, retain and motivate the Company’s executive officers. The Compensation Committee’s general compensation philosophy is that total cash compensation should vary with the Company’s performance in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of shareholders. Cash compensation consists of an executive officer’s base salary and the potential for a cash bonus based on the achievement of certain financial and non-financial goals. Long-term incentive compensation is realized primarily through the granting of stock options.

The Compensation Committee initiated a process in the latter part of 2005 to create a greater degree of linkage between the Company’s performance and the compensation of its executive officers. The Company engaged an outside consulting firm to assist in the development of a compensation strategy and provide recommendations for change in the Company’s existing practices, as appropriate. This process has continued in 2006, with the Company’s current Chief Executive Officer, James D. Calver, taking an active role in the ongoing discussions.

Setting Executive Compensation in 2005

Base Salary. The Compensation Committee reviewed the history of the compensation package for each of the Company’s executive officers, as well as the proposals made by the Chief Executive Officer with respect to the compensation of each of the executive officers other than the Chief Executive Officer himself. Such information was reviewed in conjunction with information as to the Company’s historical financial performance, including metrics such as the Company’s net income, profit margin, earnings per share, return on capital and return on shareholders’ equity over a period of several years. Increases in base salary were governed primarily by three factors: merit (i.e., individual and Company performance), parity within the executive officer ranks, and promotions (to reflect increases in responsibility).

In 2005, the Compensation Committee determined to approve modest increases in the base salaries of certain of the Company’s executive officers. In the case of the Company’s former Chief Executive Officer, James McNamee, his base salary was stipulated in his employment agreement entered into in 2003. The Compensation Committee determined not to make an adjustment to that base salary. The decisions with respect to the base salaries of the Company’s executive officers reflected the Compensation Committee’s consideration of the Company’s decline in financial performance in 2003 and 2004.

Cash Bonus and Other Incentive Compensation. To reward performance, the Company provides its executive officers with the opportunity to receive additional compensation in the form of a cash bonus and/or stock-based incentive compensation. In 2005, the Compensation Committee, taking into consideration the Company’s declining financial performance, determined not to award a cash bonus to any of the Company’s executive officers. The Compensation Committee awarded grants of stock options to two of the Company’s executive officers: John L. Spenser and Daniel R. Ross. In Mr. Spenser’s case, the award was prompted by his promotion and assumption of additional responsibilities. See the discussion below under “Appointment of Executive Vice President and Chief Operating Officer, U.S. Operations.” In Mr. Ross’s case, the option award reflected his status as General Manager of the Claims Evaluation Division and similar awards made to other of the Company’s executive officers upon promotion to comparable positions within the Company. The Compensation Committee did not award any other stock-based incentive compensation to the Company’s executive officers. However, the committee approved the distribution of options exercisable for up to 150,000 shares of the Company’s common stock to members of the management team of Medicals Direct Group, at the discretion of Messrs. McNamee and Spenser.

Chief Executive Officer Compensation

The 2005 annual base salary paid to Mr. McNamee, who served as Chairman of the Board and President and Chief Executive Officer of the Company in 2005 until his resignation, which was effective August 24, 2005, was determined by the terms of his employment agreement, entered into in May 2003. Similarly, the compensation and benefits he received (or will receive) under the terms of his Resignation and Release Agreement, described elsewhere in this proxy statement, were largely dictated by the terms of his employment agreement.

On August 24, 2005, the Board appointed Benjamin A. Currier as interim Chief Executive Officer. On September 29, 2005, the members of the Board other than Mr. Currier, upon the Compensation Committee’s recommendation, determined that Mr. Currier should receive compensation for his service as interim Chief Executive Officer at an annual rate of $500,000. The Board also determined that Mr. Currier would continue to receive fees payable to non-employee directors, including a $30,000 annual retainer for serving as the chair of the Board. The Compensation Committee recommended this compensation arrangement after taking into consideration the challenges facing the Company and the Interim Chief Executive Officer. Mr. Currier served as interim Chief Executive Officer until January 16, 2006, when James D. Calver became our Chief Executive Officer. Mr. Currier received an aggregate amount of $174,359 for his service as interim Chief Executive Officer in 2005.

Appointment of Executive Vice President and Chief Operating Officer, U.S. Operations

On May 23, 2005, John L. Spenser was appointed as an Executive Vice President and Chief Operating Officer, U.S. Operations. In contemplation of this appointment, the Compensation Committee determined to award Mr. Spenser options exercisable for 75,000 shares of the Company’s common stock and to increase his annual salary to $275,000. In determining Mr. Spenser’s annual salary, the Compensation Committee considered the recommendation of Mr. McNamee, the then Chief Executive Officer of the Company, that Mr. Spenser’s salary be made more in line with the Company’s other senior officers and the more expansive role Mr. Spenser would fill with respect to the Company’s U.S. operations. The terms of the employment agreement the Company entered into with Mr. Spenser, are summarized elsewhere in this proxy statement.

Dr. Elaine L. Rigolosi, Chair
Dr. Leslie Hudson
Kenneth R. Rossano

The foregoing report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

PERFORMANCE MEASUREMENT COMPARISON

The following graph compares the yearly change in the cumulative total shareholder return of an investment of $100 in cash on January 1, 2000 in the Company’s common stock with the cumulative return on the S&P 500 Index and the Russell 2000 Index. All values are calculated as of December 31 of each year, and assume reinvestment of the full amount of all dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

This section of the proxy statement (including the performance graph) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee as of the 2005 fiscal year end were Dr. Elaine L. Rigolosi, Dr. Leslie Hudson and Kenneth R. Rossano. None of the members of the committee during fiscal 2005 had at any time been an officer or employee of the Company or any of its subsidiaries, other than Benjamin A. Currier, who served as interim Chief Executive Officer from August 2005 until year-end. He ceased to be a member of the Compensation Committee concurrent with his appointment as interim Chief Executive Officer. No executive officer of the Company served as a member of the compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board or Compensation Committee during fiscal 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. G. Earle Wight and Kenneth R. Rossano, directors of the Company, are brothers-in-law.

Mr. Spenser was the owner of Douglas Consulting, Ltd., a United Kingdom corporation that performed information technology consulting services for Medicals Direct Group, Ltd., a Company subsidiary, from 1997 until April 2005. The aggregate fees paid to Douglas Consulting, Ltd. in 2005 were approximately $80,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and beneficial owners of more than 10% of the Company’s common stock to file reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of Section 16(a) forms they file. The Company has historically undertaken to make such filings on behalf of its directors and executive officers. Based solely on our review of such forms received by the Company and certain written representations made by the Company’s directors and executive officers, we are not aware of the failure of any person who, at any time during the Company’s last fiscal year served as a director or officer of the Company or is the beneficial owner of more than 10% of the Company’s common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act since the beginning of the last fiscal year or in prior fiscal years, except as described below:.

•	Leslie Hudson did not timely file Form 4 report reflecting a grant of options to purchase 25,000 shares in March 2005.

•	Roy E. Lowrance did not timely file Form 4 report reflecting a grant of options to purchase 25,000 shares in March 2005.

ADJOURNMENT OF THE ANNUAL MEETING

In the event there is an insufficient number of shares of our common stock present in person or by proxy at the annual meeting to constitute a quorum, the Board will request approval to adjourn the annual meeting to a later date. The place and date to which the annual meeting would be adjourned would be announced at the annual meeting.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the proxy statement for the annual meeting of shareholders to be held in 2007 must be received at the Company’s executive offices not later than December 22, 2006. Proponents should submit their proposals to Robert William Jewett, Secretary, by certified mail—return receipt requested.

A shareholder who wishes to put forth a proposal at the 2007 annual meeting of shareholders without including the proposal in the Company’s proxy statement must notify the Company of such proposal by March 7, 2007. If a shareholder fails to give notice by this date, the proxy solicited by the Company for use in connection with the 2007 annual meeting will confer discretionary authority on the persons named as proxies to vote in their discretion on such proposal without any discussion in the proxy statement of either the proposal or how the proxies intend to exercise their voting discretion.

OTHER MATTERS

Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The Board is not aware of any other matters that are likely to be brought before the annual meeting. If other matters are properly brought before the meeting, including a proposal to adjourn the annual meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the annual meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board

Robert William Jewett
Secretary

May 1, 2006

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY HOOPER HOLMES, INC.

		1. The election of directors:	For	With- hold	For All Except

ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2006

The undersigned hereby constitutes and appoints James D. Calver and Robert William Jewett and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of Hooper Holmes, Inc. standing in the name of the undersigned at the close of business on April 7, 2006, at the Annual Meeting of Shareholders and all adjournments thereof, with all powers that the undersigned would possess if personally present.

		Quentin J. Kennedy Paul W. Kolacki Roy E. Lowrance	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		2. Approval of Independent Auditors	For	Against	Abstain
			☐	☐	☐

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, and FOR proposal 2.

    Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.	Date
Shareholder sign above	Co-holder (if any) sign above
+					+
ñDetach above card, sign, date and mail in postage paid envelope provided.ñ
HOOPER HOLMES, INC.
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